Exhibit 99.1

SmartStop®

Self Storage REIT, Inc.

...The Smarter Way to Store!®

RECOMMENDATION TO REJECT AN UNSOLICITED OFFER

If you are considering selling your shares to Comrit Investments 1, Limited Partnership or its affiliates, please read all of the information below.

Dear Stockholder:

The Board of Directors (the “Board”) of SmartStop Self Storage REIT, Inc. (the “Company”) unanimously recommends that you IGNORE the materials that were sent to you by Comrit Investments 1, Limited Partnership and its affiliates (“Comrit”) and REJECT its offer.

Please keep reading for important information.

We recently became aware of an unsolicited attempt by Comrit in which Comrit has proposed to acquire up to 288,461 shares of Class A common stock of the Company at a price of $10.40 per share (collectively, the “Comrit Tender Offer”). After careful evaluation, the Board unanimously recommends that you reject the Comrit Tender Offer and ignore the materials that were sent to you by Comrit.

The following are a list of important considerations:

•
The Company has published an estimated net asset value per share for its common stock (the “NAV”) of $15.25. The Comrit offering price of $10.40 per share is over 30% less than our current NAV. Although the NAV does not represent the price that a stockholder could obtain in the open market, this is a material difference.

•
While the Company’s share redemption program (the “SRP”) is currently partially suspended, stockholders currently do have the ability to redeem their shares with the Company in certain cases (such as death, disability, confinement to a long-term care facility or other exigent circumstances). We believe the Comrit Tender Offer is an attempt to capitalize on the partial suspension of the SRP.

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As admitted by Comrit, it is making the offer “for investment purposes and with the intention of making a profit” (emphasis added). Comrit is a for-profit business, and it is attempting to capitalize on illiquidity by buying shares at what it believes is a discounted price in order to make a profit. The Comrit Tender Offer indicates that Comrit believes that our shares will be worth more than the price Comrit is offering. Neither we nor any of our affiliates is in any way affiliated with Comrit.

•
As admitted by Comrit, it did not retain an independent person to evaluate or render any opinion with respect to the fairness of the offering price, which is in contrast to the rigorous methods used by the Company in determining its NAV, including the engagement of an independent third-party appraisal firm. In addition, Comrit admits that it “is not qualified to appraise real estate” and that “there cannot be any assurance that [its] estimate accurately reflects an approximate value” of the Company’s shares.

•
The Board has significant knowledge of the Company and its assets, and based upon the historical financial data disclosed in the Company’s Form 10-Q and Form 10-K filings over the past several quarters, it is the Board’s belief that the Comrit Tender Offer undervalues the per share value of the Company.

SmartStop Self Storage REIT, Inc. | 10 Terrace Road, Ladera Ranch, CA 92694 | 866-418-5144 | info@StrategicREIT.com

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Even if a stockholder were to take advantage of the Comrit Tender Offer, the Board cannot verify that Comrit has the funds to make a payment for any or all of the shares that may be tendered.

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Comrit has made nine prior tender offers for the Company’s shares, as follows: (i) in the third quarter of 2023 at $10.01 per share, (ii) in the first quarter of 2023 at $10.70 per share, (iii) in the third quarter of 2022 at $12.03 per share, (iv) in the first quarter of 2022 at $12.43 per share, (v) in the fourth quarter of 2021 at $11.37 per share, (vi) in the second quarter of 2021 at $8.53 per share, (vii) in the first quarter of 2021 at $7.22 per share, (viii) in the first quarter of 2020 at $7.73 per share, and (ix) in the fourth quarter of 2019 at $7.84 per share.

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The Securities and Exchange Commission has cautioned investors about the heightened risks involved with offers such as the Comrit Tender Offer. In addition to this letter, we strongly encourage you to read the information provided by the SEC, here (www.sec.gov/investor/pubs/minitend.htm) and here (www.sec.gov/rules/interp/34-43069.htm). The SEC makes the following admonitions:

o
If the offer is for less than 5% of a company’s shares, it is a “mini-tender offer” and “you should proceed with caution.” The Comrit Tender Offer is for up to approximately 0.3% of the total number of the Company’s outstanding common stock as of November 7, 2023. Thus, the Comrit Tender Offer is a mini-tender offer, and you should proceed with caution.

o
“Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard.”

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“[I]nvestors typically feel pressured to tender their shares quickly without having solid information about the offer or the people behind it. And they've been shocked to learn that they generally cannot withdraw from mini-tender offers.”

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“[M]ini-tender offers typically do not provide the same disclosure and procedural protections that larger, traditional tender offers provide.” We believe the materials provided along with the Comrit Tender Offer fail to adequately address certain matters, such as: a complete description of the risks associated with the Comrit Tender Offer; a clear discussion of the methodologies used by Comrit to determine its offer price or how it has valued the Company’s shares; and a complete disclosure as to the financial wherewithal of Comrit.

While we do not believe the Comrit Tender Offer is in the best interest of our stockholders, it is important for you to carefully evaluate whether to tender your shares as it relates to your specific situation, particularly with respect to your investment objectives, your financial circumstances, other financial opportunities available to you, your own tax position and tax consequences, and any other factors you determine are relevant to your decision. To that end, we encourage you to consult with any financial, tax or other advisors when making your decision.

Please also carefully consider all the factors discussed in the Comrit Tender Offer materials, our letter and the advice provided by the SEC before making a decision.

We encourage you to follow the recommendation of the Board and not tender your shares in connection with the Comrit Tender Offer.

If you do not wish to tender your shares, simply IGNORE the Comrit Tender Offer materials and DO NOT RESPOND.

Should you have any questions or need further information about your options, the Comrit Tender Offer, or otherwise, please feel free to contact SmartStop Self Storage REIT, Inc., 10 Terrace Road, Ladera Ranch, California 92694, Attention: Investor Relations (telephone number: (866) 418-5144).

Sincerely,

H. Michael Schwartz

Chief Executive Officer